Exhibit 1.03

For More Information:
Investor Relations Monish Bahl CDC Corporation 678-259-8510 Mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Global Services Agrees to Acquire Business Intelligence Consulting Company Serving the
Healthcare Market

Planned Acquisition Is Latest Strategic Initiative to Scale Operations of CDC Global Services

HONG KONG, ATLANTA, August 17, 2009—CDC Global Services, a wholly-owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of IT and IT-enabled services and consulting, signed a binding term sheet to acquire an IT services provider primarily focused on business intelligence solutions for the healthcare market.

Based in the greater New York area, the potential acquisition is a privately held provider of  onsite consulting solutions, end-to-end strategy consulting, outsourced development and system integration to a wide range of clients. It specializes in the healthcare market with service offerings in business intelligence solutions, data warehousing and custom application development among its other services.

In the event the acquisition is completed, this company’s solutions and services will be offered with CDC Global Services’ full services portfolio that include IT consulting services, project management, managed help desk solutions and a full range of business process outsourcing  offerings.

“We are excited to announce plans to acquire this company which is part of our overall strategy to scale through strategic initiatives such as acquisitions,” said Rajan Vaz, managing director of CDC Global Services. “Their solution and services offerings, particularly their expertise in healthcare, complement CDC Global Services’ services portfolio, as well as our target markets while giving us greater scalability in our operations.”

About CDC Global Services

CDC Global Services provides IT consulting services, including platform-specific services for Microsoft and SAP, as well as project management, staff augmentation, managed-help desk solutions and a full range of business process outsourcing offerings.  It can also provide hardware for data collection and RFID, through partnerships with some of the industry’s most reputable vendors.  CDC Global Services embraces a customer-first approach being able to draw upon a wide range of expert resources to address each customer’s unique business needs, while keeping their best interest as a top priority. CDC Global Services customers benefit from streamlined vendor management and the ability to control project costs, while being able to access the right IT resources through a singular point of contact.  For more information, please visit www.cdcglobalservices.com.

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, outsourced application development and IT staffing,  CDC Games focused on online games, and China.com focused on portals for the greater China markets.  For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our beliefs about CDC Global Services, our beliefs regarding our ability to negotiate definitive transaction documents and our ability to complete the acquisition, the potential acquisition’s, effects and expected benefits thereof, our beliefs regarding the benefits of  the potential acquisition’s solutions to customers, our beliefs regarding our  ability to integrate and leverage the solutions to be acquired through our proposed acquisition, our expectations regarding the resumption of an acquisition business strategy, our expectations regarding our ability to attain future expansion and success with customers of CDC Global Services and the potential acquisition , our beliefs regarding the timing and availability for any products developed, our beliefs regarding our ability to integrate  the potential acquisition’s  technology with ours, and the belief regarding the existence and success of synergies between the potential acquisition  and CDC Global Services..These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the enterprise market, the completion of the potential acquisition.on favorable terms, if at all, and the ability of CDC Global Services and/or  the potential acquisition’s  products to address the business requirements of the market, demand for and market acceptance of CDC Global Services and/or  the potential acquisition’s  technology, and the ability of CDC Global Services to successfully integrate  the potential acquisition’s technology. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report on Form 20-F for the year ended December 31, 2008 filed with the Securities and Exchange Commission on June 30, 2009 . All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.